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                                                                     EXHIBIT 11



                               EGAN SYSTEMS, INC.
                       COMPUTATION OF PER SHARE EARNINGS



                                                              Years Ended December 31,
                                                    1996               1995                1994
                                                    ----               ----                ----
Net income (loss) applicable to
 common stock                                 $    15,911         $  (107,345)          $    60,058
                                              ===========         ===========           ===========


Outstanding shares - common stock
 at January 1,                                $10,185,000         $ 8,435,000           $ 6,295,000


Dilutive effect convertible notes
 payable                                             -                    -               1,638,808


Weighted average shares issued
 during year                                         -              1,733,333             1,497,808
                                              -----------         -----------           -----------


Weighted average common shares
 outstanding - primary and fully
 diluted - December 31,                       $10,185,000         $10,168,333           $10,431,756
                                              ===========         ===========           ===========


Net income (loss) per common share -
 primary  and fully diluted -
 December 31,                                 $       .00         $      (.01)          $       .01
                                              ===========         ===========           ===========